Exhibit 99.1

Contacts:	Vincent J. Milano
Vice President, CFO and Treasurer
ViroPharma Incorporated
Phone (610) 321-6225
Will Roberts
Director, Corporate Communications
ViroPharma Incorporated
Phone (610) 321-6288

VIROPHARMA INCORPORATED

REPORTS SECOND QUARTER FINANCIAL RESULTS

Exton, PA, August 5, 2004 — VIROPHARMA INCORPORATED (Nasdaq: VPHM) reported today its financial results for the quarter and six months ended June 30, 2004.

For the quarter ended June 30, 2004, the Company reported a net loss from continuing operations of $5.4 million compared to a net loss from continuing operations of $7.2 million for the same period in 2003. Net loss per share from continuing operations for the quarter ended June 30, 2004 was $0.20 per share, basic and diluted, compared to a net loss from continuing operations of $0.28 per share, basic and diluted, for the same period in 2003.

“The second quarter of 2004 was marked by important activity and progress in our business,” commented Michel de Rosen, ViroPharma’s chairman and chief executive officer. “The quarter was particularly significant from a clinical progress perspective, as we initiated proof of concept studies with HCV-086, our lead hepatitis C candidate molecule and introduced our new chief scientific officer, Dr. Colin Broom. With the recent initiation of the Phase 2 clinical program for maribavir, our promising anti-cytomegalovirus compound, and our ongoing business development efforts, our business remains very much on track as we head into the second half of the year.”

Revenues were approximately $1.8 million for the quarter ended June 30, 2004, compared to approximately $0.1 million during the same period in 2003. During the quarter ended June 30, 2004, the Company recognized license fee and milestone revenue of approximately $1.1 million from advance payments received under its option agreement with Schering-Plough for intranasal pleconaril activities. In both periods, the Company recognized similar amounts of revenue related to an advance payment received under its collaboration agreement with Wyeth related to hepatitis C.

Research and development expenses decreased by approximately $1.5 million to $3.0 million in the second quarter of 2004 from $4.5 million in the second quarter of 2003. During the quarter ended June 30, 2004 the Company was engaged in phase 1 clinical trials in its cytomegalovirus and hepatitis C programs and activities related to developing an intranasal formulation of pleconaril for the treatment of the common cold. In comparison, during the second quarter of 2003, the Company’s primary research and development focus related to a phase 1 clinical trial for its previous lead product candidate in its hepatitis C program, preclinical activities related to the Company’s current lead product candidate in its hepatitis C program, activities related to developing an intranasal formulation of pleconaril for the treatment of the common cold and discovery research.

General and administrative expenses for the quarter ended June 30, 2004 of approximately $2.3 million increased $0.7 million from $1.6 million in the same period in 2003. This increase relates to costs incurred as the result of the Company’s terminated exchange offer for its 6% convertible subordinated notes due 2007, business development efforts, stock option modifications, severance payroll tax costs and additional proceeds from the sale of unused fixed assets resulting from the Company’s January 2004 restructuring.

Interest income for the quarter ended June 30, 2004 of $0.3 million decreased by $0.5 million from $0.8 million in the same period in the prior year. This decrease in interest income is due to lower invested balances. Interest expense for the quarter ended June 30, 2004 of $2.1 million remained relatively unchanged compared to interest expense of $2.1 million during the same period in 2003.

As of June 30, 2004, ViroPharma had approximately $101.6 million in cash, cash equivalents and short-term investments.

Six months ended June 30, 2004

For the six months ended June 30, 2004, the Company reported a net loss from continuing operations of $22.0 million compared to a net loss from continuing operations of $14.1 million for the same period in 2003. Net loss per share from continuing operations for the six months ended June 30, 2004 was $0.83 per share, basic and diluted, compared to net loss per share from continuing operations of $0.55 per share, basic and diluted for the same period in 2003. The increase of $7.9 million in net loss from the same period in 2003 is due to a $9.3 million charge the Company incurred in the first six months of 2004 as the result of its January 2004 restructuring. In addition, the 2003 six month results include a $2.8 million gain, net of related debt issue costs, as the result of the purchase of $5.0 million face value of the Company’s outstanding 6% convertible subordinated notes due 2007 for $2.1 million. There were no similar purchases during the first six months of 2004.

Revenues were approximately $3.5 million for the six months ended June 30, 2004, compared to approximately $0.3 million during the same period in 2003. During the six months ended June 30, 2004, the Company recognized revenue from an advance payment and other payments received under its option agreement with Schering-Plough which was entered into during the fourth quarter of 2003.

Research and development expenses increased approximately $0.8 million to $11.4 million in the six month period ended June 30, 2004 from $10.6 million in the same period in 2003. In the six month period ended June 30, 2004, general and administrative expenses increased $7.1 million to approximately $10.6 million from $3.5 million in the same period in 2003. These increases were primarily due to $9.3 million in severance and asset impairment costs that were the result of the Company’s January 2004 restructuring.

ViroPharma Incorporated is committed to the development and commercialization of products that address serious diseases treated by narrowly focused prescribing groups. ViroPharma is currently focused on drug development activities in viral diseases including cytomegalovirus (CMV) and hepatitis C (HCV).

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties, including those relating to the progress of ViroPharma’s clinical development and business development programs. The Company’s actual results could differ materially from those results expressed in, or implied by, these forward-looking statements. There can be no assurance that any of the events described in the forward-looking statements identified in this press release will occur. Conducting clinical trials for investigational pharmaceutical products is subject to risks and uncertainties. There can be no assurance that the Company’s plans to focus on later stage opportunities in order to accelerate its path toward becoming a profitable pharmaceutical company by generating revenues will be successful; the Company will be able to expand its franchises with the acquisition of additional products; the Company will, or will be able to, achieve the development milestones for its CMV, HCV and intranasal pleconaril programs during the timeframes it expects, or at all. These factors, and other factors, including, but not limited to those described in ViroPharma’s most recent annual report on Form 10-K and registration statements on Forms S-3 and S-4 filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

VIROPHARMA INCORPORATED

Selected Financial Information

(unaudited)

Statements of Operations:

(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2003	2004	2003	2004
Revenue	$141	$1,765	$343	$3,503

Continuing operating expenses incurred in the development stage:
Research and development	4,505	3,047	10,593	11,413
General and administrative	1,561	2,312	3,487	10,556

Total operating expenses	6,066	5,359	14,080	21,969

Gain on repurchase of debt	—	—	2,805	—
Interest income	792	298	1,099	627
Interest expense	2,102	2,082	4,248	4,155

Net loss	(7,235)	(5,378)	(14,081)	(21,994)

Basic and diluted net loss per share from continuing operations	$(0.28)	$(0.20)	$(0.55)	$(0.83)

Shares used in computing basic and diluted net loss per share amounts	25,886	26,552	25,807	26,488

Consolidated Balance Sheets:
(in thousands)
	December 31, 2003	June 30, 2004
Cash, cash equivalents and short-term investments	$121,149	$101,618
Working capital	113,097	97,623
Total assets	132,845	107,531
Long-term debt	127,900	127,900
Total stockholders’ deficit	(7,509)	(29,167)